UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 29, 2013

AMKOR TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29472	23-1722724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 SOUTH PRICE ROAD

CHANDLER, AZ 85286

(Address of Principal Executive Offices, including Zip Code)

(480) 821-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.Other Events.

On September 29, 2011, Amkor issued a joint press release with Toshiba Corporation announcing that they had signed a non-binding memorandum of understanding for the acquisition by Amkor of Toshiba Electronics Malaysia Sdn. Bhd. (“TEM”), Toshiba’s semiconductor assembly operation in Malaysia, together with a license to Amkor for certain related intellectual property rights. The Malaysia facility is engaged in the assembly and test of primarily power discrete semiconductors. On November 14, 2011, Amkor and Toshiba jointly announced that, in light of severe flooding in Thailand affecting the operations of a subsidiary of Toshiba, they had jointly agreed to postpone discussions regarding the proposed acquisition.

Discussions between Amkor and Toshiba regarding the possible acquisition of TEM have resumed, although any transaction is subject to the satisfactory conclusion of due diligence, negotiation and signing of definitive agreements and receipt of any necessary government approvals. The final purchase price has not yet been determined, but it is currently expected that Amkor will pay in the range of ¥7.2 billion (approximately $76 million) in cash plus a license royalty to be determined, and provide additional working capital for the business following closing.

Forward-Looking Statement Disclaimer

This report contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding the pricing and other terms of the proposed acquisition. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, the following: the proposed transaction is subject to due diligence, further negotiation, entry into definitive agreements, the receipt of any necessary government approvals and the satisfaction of any other conditions to closing; and the proposed transaction may not be completed on the terms expected or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMKOR TECHNOLOGY, INC.

By:
/s/ Gil C. Tily
Gil C. Tily

Executive Vice President, Chief Administrative Officer and General Counsel

Date: March 29, 2013